Exhibit 19
Affiliated Managers Group, Inc.

Insider Trading Policy and Procedures

Policy Statement on Insider Trading

Affiliated Managers Group, Inc. (“AMG” or the “Company”)1 has adopted this Insider Trading Policy and Procedures (the “Policy”) that applies to the Company, and to each director, officer, and employee of the Company and each partner, officer, and employee of the Company’s subsidiaries and affiliates (collectively, “Covered Persons”). Each Covered Person must, upon request by the Company, acknowledge such person’s understanding of the Policy and agreement to be bound by the Policy. In the case of a Covered Person who is an officer or employee of an affiliate of the Company where the affiliate has adopted a substantially similar policy that is satisfactory to the Company, the Company may accept a certification from the affiliate with respect to the Covered Person’s understanding of, and agreement to be bound by, the affiliate’s policy. In addition, it is the policy of the Company to comply with all applicable securities laws when transacting in its own securities.

This Policy contains a discussion of insider trading and sets forth trading restrictions applicable to Covered Persons. Under this Policy, a Covered Person (which may under certain circumstances include a person who was formerly a Covered Person) is forbidden from:

(i)trading in any securities of the Company in any capacity (or in options to buy such securities or other derivative securities based on such securities) on the basis of material, non-public information;

(ii)having others trade in such securities for such person while such person is in possession of material, non-public information; and

(iii)communicating (or “tipping”) to others confidential or non-public information concerning the Company or other companies.

Discussion: What is “Insider Trading”?

Insider trading is, in addition to being a violation of this Policy, a violation of the federal securities laws. The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to trading in securities while in possession of material, non-public information with respect to the issuer of such securities (whether or not one is an “insider” of the company that issued the securities) or the communication of material, non-public information to others who may trade on the basis of such information.

1    The term “Company” refers to Affiliated Managers Group, Inc. and its subsidiaries and affiliates, collectively or individually, as the context requires.

While the law concerning insider trading is not static, it is generally understood that, with respect to the Company and its securities, insiders are prohibited from doing the following:

(i)Trading in any of the Company’s securities in any capacity (including derivative securities based on the Company’s securities) while in possession of material, non-public information concerning the Company. An example of this would be a purchase or sale of the Company’s securities at a time when a major acquisition was pending but not yet announced.

(ii)Having others trade on the insider’s behalf while the insider is in possession of material, non-public information.

(iii)Communicating non-public information concerning the Company to others who may then trade in securities of the Company or pass on the information to others who may trade in such securities. Such conduct, also known as “tipping,” results in liability for the insider of the Company who communicated such information (even if such insider does not actually trade themself) and for the person who received the information if such person acts on such information or passes it on to others who may act on it.

For purposes of this Policy, the term “trade” or “trading” means broadly any purchase, sale, or other transaction to acquire, transfer, or dispose of securities, including derivative exercises, gifts or other contributions, pledges, exercises of stock options granted under the Company’s stock plans, sales of stock acquired upon the exercise of options, and trades made under an employee benefit plan such as a 401(k) plan.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1.    Who is an Insider?

The concept of “insider” is broad and generally includes any person who possesses material, non-public information about the Company and who has a duty to the Company to keep this information confidential. In the case of the Company, “insiders” include the Covered Persons. In addition, a person can be a “temporary insider” if such person enters into a special confidential relationship to serve any such entity and as a result is given access to information in connection with such service. Persons who can become temporary insiders include, among others, the Company’s attorneys, accountants, consultants, and investment bankers. The Company also reserves the right to apply this Policy and its restrictions on trading to a person who leaves the Company (or an affiliate or subsidiary of the Company) for a period of up to six months following such person’s departure by giving notice to such person.

2.    What is Material Information?

Trading while in the possession of inside information is not a basis for liability unless the information is “material.” Generally, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it is reasonably certain to have an effect on the price, whether it is positive or negative, of an issuer’s securities.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Although there is no precise, generally accepted definition of materiality, information is likely to be “material” if it relates to:

•Earnings information and quarterly results;

•Projections of future earnings or losses or other earnings guidance (including confirming previous earnings guidance);

•A pending or proposed merger, joint venture, acquisition, or tender offer, or an acquisition or disposition of significant assets;

•Dispositions of, or other major liquidity events for, significant affiliates;

•Significant new investments or financings or related developments;

•Major events regarding the Company’s securities (including the declaration of a stock split or dividend, calls of securities for redemption, repurchase plans, changes to the rights of security holders, or the offering of additional securities);

•Severe financial liquidity problems;

•Significant litigation and regulatory matters;

•Significant cybersecurity breaches or incidents;

•Changes in auditors or auditor notification that the Company may no longer rely on an audit report;

•Expansion or curtailment of significant operations; or

•Bankruptcy or insolvency.

“Inside” information (i.e., information obtained, in whole or in part, as a result of an insider’s employment or relationship to the Company) could be material because of its expected effect on the price of the issuer’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the issuer’s securities, but restrictions on trading in the securities of other companies affected by the inside information as well (e.g., in the event the issuer was in negotiations to acquire a public company).

3.    What is Non-public Information?

In order for information to qualify as “inside” information, in addition to being “material,” the information also must be “non-public.” “Non-public” information is information that has not been made available to investors generally. This includes information received from sources or in circumstances indicating that the information has not been circulated generally.

At such time as material, non-public information is released to the investing public, it loses its status as “inside” information. For “non-public” information to become public information, however, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, and sufficient time must pass for the information to become available in the market.

To show that “material” information is public, it generally is necessary to point to some fact that establishes that the information has become generally available, such as disclosure by the filing of a definitive proxy statement, Form 10-Q, Form 10-K, Form 8-K, or other report with the Securities and Exchange Commission (the “SEC”) or disclosure by release to a national business and financial wire service (e.g., Dow Jones or Reuters), a national news service, or a national newspaper (e.g., The Wall Street Journal or The New York Times). The circulation of rumors or “talk on the street,” even if accurate, widespread, and reported in the media, may not constitute the requisite public disclosure.

Material, non-public information is not made public by selective dissemination. Material information improperly disclosed only to institutional investors or to an analyst or a favored group of analysts may retain its status as “non-public” information, the use of which is subject to insider trading laws. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the “inside” information has yet to be publicly disclosed, the information is deemed “non-public” and may not be traded upon.

The Company generally does not consider quarterly and annual earnings results to have been disclosed publicly until one full trading day after a press release regarding such earnings. For example, if the earnings press release was issued on a Monday morning before market open, such earnings results would be considered public on Tuesday morning. Similarly, other material information will generally not be considered public until the trading day after public disclosure in the manner described previously.

4.    Penalties for Insider Trading.

Penalties for trading on or communicating material non-public information are severe, both for the individuals involved in such unlawful conduct and, potentially, for their employers. A person can be subject to some or all of the penalties below even if such person does not benefit personally from the violation. Penalties include:

•jail sentences;

•disgorgement of profits from or losses avoided as a result of insider trading or tipping;

•substantial civil and criminal fines for the person who committed the violation, whether or not the person actually benefited (i.e., if the violation was one for tipping information); and

•significant fines for the employer or other controlling person of the violator.

In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, which may include dismissal of the person involved.

Trading Procedures

The following Trading Procedures are applicable to you because you are a Covered Person who may, by virtue of your duties or work conditions, have access to material, non-public information concerning the Company.

1.    Trading Windows and Pre-Clearance.

There are times when the Company may be aware of a material, non-public development. Although you may not know the specifics of the development, if you engage in a trade before such development is disclosed to the public or resolved, you might expose yourself and the Company to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by you during such a development could result in adverse publicity and sanctions for both the Company and you.

Therefore, if you are a Covered Person, you, your spouse, and members of your immediate family sharing your same household may purchase or sell securities of the Company only during the “trading windows” that occur each quarter, as specified below; provided, that, such person is not in possession of material, non-public information (as provided generally herein). In addition, you (or your spouse or member of your immediate family sharing your same household) must pre-clear your (or their) intent to trade within any “trading window” with one of the Company officers listed on Schedule A hereto, as may be updated from time to time (each, a “Clearance Officer” for so long as such individual is employed by the Company).

The trading window is the period in any fiscal quarter beginning one full trading day after the Company’s issuance of a press release regarding quarterly or annual earnings (each, an “Earnings Release”), and ending on the last day of the fiscal quarter (i.e., March 31st, June 30th, September 30th, and December 31st, as applicable). For example, if the Earnings Release was issued on a Monday morning before market open, the trading window would open Tuesday morning and would close at the end of the last day of the applicable fiscal quarter.

In accordance with the procedure for waivers described below, in special circumstances a waiver may be given to a Covered Person to allow a trade to occur outside of a trading window.

If you intend to engage in any trade in the Company’s securities in any capacity or for any account, you must first receive permission from a Clearance Officer as set forth above.2 Authorization to trade the Company’s securities will not be granted if the Company has unannounced pending material developments. This would occur, for example, if the Company was in discussions concerning a major acquisition during the period following an Earnings Release. If the trading window ended before the transaction was announced and the “blackout” was lifted, trading by Covered Persons would next be permitted during the trading window following the next quarterly Earnings Release. Any Clearance Officer may refuse to permit any transaction if such Clearance Officer determines that such trade could give rise to a charge or appearance of insider trading. The Clearance Officer may consult with the Company’s counsel/outside counsel before responding to your request.

After receiving permission from a Clearance Officer to engage in a trade, the approval is effective until the earlier of (a) the close of the second full trading day after the date of approval, and (b) the close of the applicable trading window (the “Approved Trading Period”). If your trade is not executed during the Approved Trading Period, you should submit a new trading request.

Even if you have received pre-clearance, neither you, your spouse, nor any member of your immediate family sharing your household may trade in any securities (including options and other derivative securities) of the Company if you or such other person is in possession of material, non-public information about the Company. Ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with you, and clearance of any proposed transaction should not be construed as a guarantee that you will not later be found to have been in possession of material non-public information.

2    If the Clearance Officers will be absent from the office or unavailable for a significant period of time, they will designate someone to handle trading requests.

Options and Warrants. The exercise of an option or warrant issued to you by the Company to purchase securities of the Company is generally not subject to the Trading Procedures outlined above (including, but not limited to, in the case of (i) an exercise of stock options where no Company common stock is sold in the market to fund the option exercise price or related taxes (i.e., a net exercise, stock swap, or where cash is paid to exercise the option) or (ii) a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements), but the securities so acquired may not be sold except during a trading window (for Covered Persons), after authorization from a Clearance Officer has been received, and after all other requirements of this Policy have been satisfied. The so-called “cashless exercise” of stock options through a broker, or any other market sale for the purposes of generating cash needed to pay the exercise price or related taxes of an option, is covered by the Trading Procedures and, therefore, requires pre-clearance. Any other exercise of an option or warrant issued to you by the Company to purchase securities of the Company requires prior written notice of such exercise to the Company.

Rule 10b5-1 Plans. Pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), individuals may be able to avoid insider trading liability if they can demonstrate that the purchase or sale in question was made pursuant to a binding contract, instruction, or written plan that satisfies the requirements of Rule 10b5-1(c) under the Exchange Act (a “10b5-1 Plan”). A 10b5-1 Plan can only be established during an open trading window when you do not possess material non-public information. In addition, a 10b5-1 Plan must not permit you to exercise any subsequent influence over how, when, or whether the purchases or sales are made. Any 10b5-1 Plan must be established in good faith, and individuals must act in good faith with respect to the 10b5-1 Plan for the duration thereof.

You may not enter into, amend, suspend, or terminate any 10b5-1 Plan except with the prior approval of a Clearance Officer.

For a trading plan adopted by a person other than the issuer of the security covered by the trading plan to qualify as a 10b5-1 Plan, such a trading plan must satisfy the following conditions, among others as prescribed by Rule 10b5-1:
•The trading plan must specify the dates, prices, and amounts of the contemplated trades, or establish a formula or mechanism for determining the dates, prices, and amounts, or must not permit the person for whose account purchases or sales of securities will be made under the trading plan (such person, the “Plan Owner”) to subsequently exercise any influence over how, when, or whether to purchase or sell any securities covered by the trading plan (i.e., discretion on these matters is delegated to an independent third party under the trading plan);

•The trading plan must provide for a “cooling-off period” after the adoption of the trading plan during which no trade may occur under the trading plan. For this purpose, the “cooling-off period” for the Company’s directors and officers (as defined in Rule 16a-1 under the Exchange Act) (each, a “Section 16 Person”) is a minimum of 90 days and a maximum of 120 days.3 If the Plan Owner is not a Section 16 Person, the cooling-off period ends 30 days after the adoption or modification of the 10b5-1 Plan. The “adoption of a trading plan” includes any modification or change to the amount, price, or timing of trades under the trading plan;
•If the trading plan is a written plan and the Plan Owner is a Section 16 Person, the trading plan must include certain representations required by Rule 10b5-1;
•No person entering into a 10b5-1 Plan may have a separate 10b5-1 Plan outstanding, except a person may (i) use multiple brokers to effect transactions that, when taken together, satisfy Rule 10b5-1, (ii) maintain another 10b5-1 Plan so long as transactions under the later-commencing plan cannot begin until after all transactions under the earlier-commencing plan have been completed or expire without completion and the applicable waiting period is satisfied treating the termination of the earlier-commencing plan as the date of adoption of the later-commencing plan, or (iii) adopt a second 10b5-1 Plan that allows only sales that are necessary to satisfy tax withholding obligations that arise from the vesting of a compensatory award and such person does not exercise control over the timing of such sales; and
•No person may adopt a 10b5-1 trading plan that contemplates only a single transaction if such person had adopted a plan contemplating only a single transaction within the prior 12 months.
If you enter into a 10b5-1 Plan, the 10b5-1 Plan should also be structured to avoid purchases or sales shortly before known announcements, such as quarterly or annual earnings announcements, to avoid the appearance of impropriety and any resulting potential negative publicity should the SEC or the New York Stock Exchange investigate such trades.
For “insiders,” any modification or termination of a pre-cleared 10b5-1 Plan requires pre-clearance by a Clearance Officer. In addition, any modification of a pre-cleared 10b5-1 Plan must occur before you become aware of any material non-public information, must comply with the requirements of the rules regarding 10b5-1 trading plans and, if you are a Covered Person or are otherwise subject to trading window restrictions, must take place during such trading window.
Once you establish a 10b5-1 Plan in accordance with the foregoing, you will not need to clear in advance transactions made pursuant to the terms of the 10b5-1 Plan and transactions under such 10b5-1 Plan may occur at any time.

See “Post-Trade Reporting” below for additional procedural and notification requirements with respect to 10b5-1 Plans.

3     If the Company files an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q with financial results between days 90 and 120, trading under the plan may commence on the second business day after such filing.

2.    Post-Trade Reporting.

You are required to report to a Clearance Officer any transaction in any securities of the Company in any capacity by you, your spouse, or any immediate family member sharing your household immediately, and in any event not later than 5:00 p.m. on the day on which such transaction was effected. Each report you make to a Clearance Officer should include the date of the transaction, quantity, price, and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having your broker send) duplicate confirmations of trades to a Clearance Officer, provided that such information is received by the Clearance Officer by 5:00 p.m. on the day on which such transaction was effected.

Each quarter, the Company is required to publicly disclose when Section 16 Persons adopt, terminate, or make certain modifications to 10b5-1 Plans and other trading plans for the Company’s securities and to provide a description of the material terms of each plan (or modified plan, as applicable), including the name of the Section 16 Person, the date of adoption, modification or termination, the duration, and the aggregate number of securities to be purchased or sold under the plan (however, the price at which the person executing the plan is authorized to trade does not need to be publicly disclosed). Therefore, Section 16 Persons must provide a Clearance Officer with a final executed copy of (i) any 10b5-1 Plan for the Company’s securities, (ii) any other trading plan for the Company’s securities and (iii) any amendment to any such 10b5-1 Plan or other trading plan, in each case within two business days of the adoption thereof. In addition, Section 16 Persons must promptly notify a Clearance Officer of any termination of such 10b5-1 Plans or other trading plans.

The foregoing reporting requirements are designed to help monitor compliance with the Trading Procedures set forth herein and to enable the Company to help Section 16 Persons comply with these reporting obligations. Each Section 16 Person, however, and not the Company, is personally responsible for ensuring that such transactions do not give rise to “short swing” liability under Section 16 of the Exchange Act and for ensuring that all filings related to such transactions are made when due with the SEC, including any filings that may be required by Section 16 of the Exchange Act or Rule 144 under the Securities Act of 1933, as amended.

3.    Prohibition on Day Trading, Use of Derivatives and Short Sales.

Neither you, your spouse, nor any immediate family member sharing your household may (i) engage in any day trading of the Company’s securities, (ii) enter into trade puts, calls, options, warrants, or other derivative instruments in respect of any of the Company’s securities, or (iii) engage in short selling or any economically equivalent transactions that would result in a net short exposure to the Company.

4.    No Margin Accounts or Pledges.

Neither you, your spouse, nor any immediate family member sharing your household may (i) purchase any of the Company’s securities on margin, (ii) borrow against any account in which Company securities are held, or (iii) pledge Company securities as collateral for a loan.

5.    Standing or Limit Orders.

Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 trading plans, as described above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an insider is in possession of material non-public information. As a result, the Company generally discourages the use of standing or limit orders by insiders. Any standing order or limit order placed by an insider on the Company’s securities should be limited to a short duration (i.e., within the Approved Trading Period), must comply with the restrictions and procedures outlined in this Policy (including any applicable window periods and pre-clearance requirements), and (except standing and limit orders under approved Rule 10b5-1 trading plans) must be immediately revoked by the insider upon acquisition of material non-public information or as otherwise directed by the Company.

6.    Managed Accounts.

If you have a managed account (where another person has been given discretion or authority to trade without your prior approval), you should advise your broker or investment advisor not to trade in individual AMG securities at any time.

7.    Limitations on Share Buybacks.

The Company may purchase shares of its common stock from time to time, at management’s discretion, under programs approved by the Company’s Board of Directors. These transactions may occur as open market share purchases, including through the use of accelerated share repurchase agreements (“ASRs”), which may include derivative or forward contracts, as well as purchases pursuant to stock repurchase plans with brokers under Rule 10b5-1(c)(1) under the Exchange Act (each, a “Repurchase Plan” and together with the ASRs, a “Repurchase Agreement”), or any other method as approved by the Company’s Board of Directors from time to time. The Company may not conduct any such repurchases outside a Repurchase Plan, or enter into any Repurchase Agreements, while in possession of material non-public information under federal securities laws. In order to promote compliance with the foregoing, the Company shall be restricted from conducting repurchases outside a Repurchase Plan, or entering into any Repurchase Agreements, except during an open trading window, which begins each quarter one full trading day after the Company’s issuance of an Earnings Release and ending on the last day of the fiscal quarter.

Further, prior to opening the trading window each quarter, and prior to the Company’s entry into any Repurchase Agreement, AMG Legal and Compliance shall conduct a process of confirming that the Company is not in possession of material non-public information. This process shall include consultations with members of (i) the Office of the CEO, (ii) AMG Legal and Compliance, (iii) AMG Finance, and (iv) the Affiliate Partnerships Team, to discuss any matters that have not been disclosed publicly and that a reasonable investor would consider important in making an investment decision to trade in the Company’s securities. These consultations shall include inquiries into any potential new investments, as well as a range of other matters that could be relevant from quarter-to-quarter, including those listed above under the heading “What is Material Information?”.

8.    Certain Limited Exceptions.

In addition to any other exceptions set forth in this Policy, the prohibition on trading in the Company’s securities set forth herein does not apply to:

•Distributions or transfers (such as certain tax planning or estate planning transfers) that effect only a change in the form of beneficial interest without changing your pecuniary interest in the Company’s securities, provided that prior written notice of such distribution or transfer is provided to the Company;

•The withholding by the Company (whether mandated by the Company or pursuant to a tax withholding right) of shares of restricted stock, shares underlying restricted stock units, or shares subject to an option, in each case, to satisfy tax withholding requirements;

•Sales of the Company’s securities in a registered public offering in accordance with applicable securities laws; or

•Trading in mutual funds and Exchange Traded Funds (“ETFs”) holding Company securities at any time (except for single stock ETFs).

Unauthorized Disclosure

As discussed above, the disclosure of material, non-public information to others can lead to significant legal difficulties, fines, and punishment. Therefore, you should not discuss material, non-public information about the Company or its affiliates or subsidiaries with anyone, including other employees, except as required in the performance of your regular duties.

In addition, the Company has strict policies relating to safeguarding the confidentiality of its internal, proprietary information. These include procedures regarding identifying, marking, and safeguarding confidential information and employee confidentiality agreements. You are required to comply with these policies and procedures at all times.

It is important that only specifically designated representatives of the Company discuss the Company and its affiliates and subsidiaries with the news media, securities analysts, and investors. Inquiries of this type received by any employee should be referred to a Clearance Officer.

Communication with Governmental Entities

Nothing herein or in any other applicable policy of the Company shall prohibit or restrict current or former Covered Persons from cooperating with any governmental or regulatory process, or any governmental or law enforcement agency or other authority in any investigation, or from providing confidential information or making any other communications (without notice to or consent from the Company) to any federal, state, or local regulatory authority or governmental agency or self-regulatory organization, including pursuant to the “whistleblower rules” promulgated by the SEC or any other whistleblower provisions of any federal, state, or local law or regulation, provided that (1) in each case such communications and disclosures are consistent with applicable law and (2) the information subject to such disclosure was not obtained by the current or former Covered Person through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. The Company will not limit the right of any current or former Covered Person to receive an award for providing information pursuant to the whistleblower provisions of any applicable law or regulation to the SEC or any other governmental entity.

Post-Termination Transactions

    This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material, non-public information when such individual’s service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

Reporting of Violations

If you know or have reason to believe that this Policy, including the Trading Procedures described above, has been or is about to be violated, you should bring the actual or potential violation to the attention of a Clearance Officer immediately.

Modifications; Waivers

The Company reserves the right to amend or modify this Policy, including the Trading Procedures set forth herein, at any time. Waiver of any provision of this Policy in a specific instance may be authorized in writing by a Clearance Officer (or a Clearance Officer’s designee).

Questions

If you have any questions regarding this Policy or the Trading Procedures set forth herein, you are encouraged to contact a Clearance Officer, who may refer the question to the Company’s counsel or outside counsel before responding.

As of October 20, 2025

Schedule A

Clearance Officers

[To be updated by the Company from time to time]